UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Trammell Crow Company
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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.  Set forth below is the first in a series of profiles of the Company’s senior management to be distributed to CBRE’s employees.

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November 2006

Bob Sulentic

A great company is comprised of great people. Never has this maxim been more evident than now, as we move toward integration of CB Richard Ellis and Trammell Crow Company. In demonstrating the perfect fit of our respective cultures, we offer you insight into Trammell Crow Company’s key leadership team members.

Bob Sulentic has been with Trammell Crow Company since 1984. He has held numerous leadership positions within the company, and has served as CEO since October 2000 and as Chairman of the Board of Directors since May 2002. With an extensive background in commercial real estate services, Bob will be joining CB Richard Ellis as Group President with responsibility for management oversight of the development business and our EMEA and Asia-Pacific operations.

In a recent interview, Bob discussed openly the ideas and influences that have shaped his career and success over his 22-year history with Trammell Crow Company.

What is your approach to business and management?

My approach to business is based on several core values including hard work,

teamwork, a strong sense of ethics, and serving our constituents. With these essential elements in place, we must determine where we want to be with the business and then craft a viable strategy to take us there. Support of the strategy is dependent upon having leaders that wholly embrace it and a manageable number of initiatives by which we execute it.

I’m a huge believer in the notion of focus – focusing on select priorities and committing one hundred percent to their successful execution. While this bucks the current convention that urges us to “do it all” as employees, as spouses and parents, and as community members, I find that most successful people understand the dangers of fragmentation and therefore employ a priority-based sense of focus.

Who or what influences have shaped your career?

The greatest influences on my career were the fundamental principles I learned early in life from my family, friends and the community I grew up in. I think this is true of most people.

When we first begin our careers, it’s easy to get confused about the validity of our principles. This is particularly true when we encounter short term success among those who embrace a different set of principles. However, as we grow in our careers and see our principles work over time, confidence that this is the right approach grows.

What characteristics are required for success in business today?

First, I believe that integrity should be a given in everything we do. With integrity as a given, two characteristics that are mandatory for success are hard work and the ability to work with other people. Let’s face it: hard work is simply a proven formula, and we can achieve considerably more together than any of us can alone. This is true in all businesses, but particularly so for service providers.

The ability to work in teams is consistently evident in dominant services companies. While a group of competent individuals may accomplish great things independently, that same group will accomplish much more through collective willingness to prioritize the group over individual success, to balance each others’ strengths and weaknesses, and to subordinate themselves to a common goal.

What commitments does a successful company carry forward to its community?

Fundamentally, I believe that those with resources ought to support those without, both personally and professionally. The most important thing a company can do to support its community is to be a successful business. Successful companies are in a better position to contribute to the community and employees of successful companies are better positioned to contribute to the community than those in less successful companies.

What matters most to you in life?

My family matters most. I met my wife, Susan, 34 years ago while at school in Council

Bluffs, Iowa. We’ve now been married 26 years, and our greatest project has been our children. Our son, Matt, is nineteen and was recently drafted to play baseball in the Oakland A’s organization. Our daughter, Ellie, is sixteen and involved with high school activities and competes in horseback riding.

What do you consider your greatest success in business and in life?

My greatest business success is my 22-year history with Trammell Crow Company, during which we have consistently evolved the company to address changes in our industry. Through some very difficult cycles we have been able to change in ways that have allowed us to serve the interests of our clients, employees, and investors.

In life, I consider my family to be my greatest success. Few things are as rewarding and important as raising children who will grow up to be positive, productive members of the community.

How do you create balance between work and your personal life?

Actually, I would caution against being too balanced, trying to be a superstar at everything. Time is finite, so pick the things that you really want or need to be good at and focus on them. Don’t agonize over the things you can’t do, but take solace in doing what you said you would do—and doing it well.

What else would you like to communicate to your new CBRE colleagues?

I would encourage all of us to approach this integration positively, confidently, and enthusiastically. The opportunities for individual success as part of this team are enormous and unparalleled.

SEC Legend

The Company filed with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger on November 15, 2006.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You can obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC‘s Internet Site (http://www.sec.gov) or directly from the Company by contacting Investor Relations at ir@trammellcrow.com, or by mail at Investor Relations, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, or by telephone: (214) 863-3020.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the Company’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2006, and the proxy statement regarding the proposed merger.  Additional information regarding the interests of such potential participants is included in the definitive proxy statement, and other relevant documents filed with the SEC.

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Cautionary Language Regarding Forward-Looking Statements

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.